Exhibit 99.2
VeriFone Announces Date of Annual Meeting and Deadline for Shareholder Proposals
SAN JOSE, CA. — August 29, 2008 — VeriFone Holdings, Inc. (NYSE: PAY) today announced that its 2008 annual meeting of stockholders will be held on Wednesday, October 8, 2008, at 2:00 p.m., local time, at the Doubletree Hotel, 2050 Gateway Place, San Jose, California 95110.
In the event that a stockholder wishes to have a proposal considered for presentation at the 2008 annual meeting and included in VeriFone’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to VeriFone’s Secretary at VeriFone’s principal executive offices so that it is received no later than September 8, 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under VeriFone’s bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice also must be received by VeriFone’s Secretary at VeriFone’s principal executive offices no later than September 8, 2008.
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.